Exhibit 99.1

420 Lexington Avenue Suite 1609 New York, NY 10170, USA	Tel: +1-212-297-0010 Fax: +1-212-297-0020 www.callistopharma.com

A Letter to our Shareholders

December 21, 2007

Dear Callisto Shareholder,

We are delighted to be sharing this letter with you at a pivotal time in Callisto’s history. Callisto is currently in the midst of a transformation that I believe will be a significant success story for an emerging biotechnology company.  A major reason for my enthusiasm is Guanilib, our drug in development to treat gastrointestinal disorders. Additionally, we have made substantial progress with our cancer drug program in 2007. I will begin with a review of our two cancer drugs, Atiprimod and L-Annamycin, currently in the clinic, and then I will come back to a discussion of Guanilib’s tremendous potential.

Laying the groundwork in 2007

We began the year with a scale-up of the clinical trial of Atiprimod to treat advanced carcinoid cancer patients, which was initiated in November of 2006.  A number of additional clinical sites were added in early 2007, and enrollment of the 40-patient proof-of-principal trial has gone exceedingly well. We announced completion of enrollment in September, and this was quickly followed by the announcement of the opening of an extension trial to permit patients completing one full year on study to continue to receive our drug. Most importantly, we also laid the groundwork for the transformation of Callisto beyond our cancer program by accelerating our pre-clinical development of Guanilib and refocusing its development on far-larger market opportunities in gastrointestinal disorders, including chronic constipation and constipation- predominant irritable bowel syndrome (IBS-C). On the financing front, we raised a total of $11.7 million in 2007 to continue funding the development of our products and presented our progress at a number of meetings and conferences. A notable requirement of the two major investors who participated in our August financing was that $5 million of the $11.4 million raised at that time be earmarked for development of Guanilib.

Atiprimod

For some time now we have believed that Atiprimod has the potential to benefit patients with late-stage neuroendocrine cancer, also called advanced carcinoid cancer. In February of next year, we will have a much clearer picture of this potential. Our open-label clinical trial is progressing well and we have been encouraged by the rapid enrollment and increased length of time that patients have remained on the drug, to the extent that we now have patients entering their second year of treatment in the extension trial.  This is a good sign in that only patients that have completed a full year’s treatment with stable disease are allowed to continue in the extension trial. By February, we will have had enough patients on Atiprimod for a sufficient time to make an initial assessment of the drug’s performance, and as soon as this is completed we will communicate the results. Assuming the assessment is positive, the next step would be to discuss the design of a pivotal Phase III trial with the FDA.

L-Annamycin

Our other cancer drug, L-Annamycin, is still a work in progress. We believe that this is a drug with considerable potential, but demonstrating this in the clinic has been a challenge. Our studies in pediatric and adult acute leukemias are progressing, but patient enrollment has been slow. We will communicate results and progress as it happens, but unfortunately it will take some time before the true potential of this drug can be discerned.

Guanilib

2007 is the year that marked the advance of Guanilib to the front of Callisto’s strategic initiatives. This drug is scheduled to enter the clinic in the second quarter of 2008. You are probably asking yourself why I am so enthusiastic about a drug that is yet to be dosed in a single patient. Well, Guanilib represents a very unusual opportunity in biotech. It is a drug with huge sales potential, very little competition and, importantly, a high chance of making it to market. Some of the key reasons behind my excitement are:

•                  The target.  Guanilib acts on a receptor that sits on the inside lining of the intestine, called the guanylate cyclase C (GC-C) receptor. This receptor represents a new target for drugs to treat gastrointestinal disorders and diseases, and Callisto is one of the leaders in exploring this new therapeutic potential.

•                  Excellent safety profile. Guanilib is not absorbed from the intestinal tract into the blood stream — it exerts its activity solely in the GI tract. This means that the drug is highly likely to be very safe. Drug safety has become a key issue in the pharmaceutical industry, and a drug with no systemic toxicity is a major advantage. It is important to remember that most drugs fail in development due to safety issues.

•                  Limited competition. There is only one other drug in this class, Linaclotide from Microbia, Inc. This drug is currently in Phase IIb development. The only large drug for this market, Zelnorm from Novartis, was withdrawn earlier this year due to safety concerns (heart effects). There are very few drugs in development to treat IBS-C, and even fewer to treat chronic constipation.

•                  Efficacy. Guanilib has the exact same mechanism as Linaclotide, which recently showed encouraging results in Phase II studies in both chronic constipation and IBS-C. Consequently, we believe that Guanilib stands a very high chance of working in these indications.  Moreover, we believe that Guanilib has the chance to be best in class as its pharmacological activity mimics the natural human hormone - uroguanylin.

•                  Huge market potential. Guanilib is targeted for one of the largest remaining untapped pharmaceutical markets. There are approximately 50 million people with constipation problems in the US and EU. About 10 million of these people have a severe problem. That is a huge market. In addition, there are about 20 million people in the US and EU who suffer from a more serious condition, called constipation-predominant irritable bowel syndrome. Of these, about 3 million have a severe condition that limits their quality of life. Taken together, this means that Guanilib has a peak sales potential in the billions. Notably, at the time of withdrawal from the market, Zelnorm’s sales were about $550 million per year and sales were growing at 32% per year.

•                  Large valuation potential. The value of safe and efficacious drugs in the GI class was set in a partnership between Microbia, Inc. and Forest Laboratories, Inc. in September of this year. In that deal, Forest paid Microbia $330 million in upfront and milestone payments for Linaclotide, just for 50/50 co-development and promotion rights in the US, as well as full rights for Canada and Mexico where Microbia will receive a royalty on sales.  We believe that Guanilib can command a similar value when we reach Phase II, which we believe will be within 2 years.

The above makes Guanilib kind of a “Perfect Storm” in drug development, where everything is coming together to create a very high value opportunity with a high probability of success - an important aspect in the risky business of developing drugs. In fact, this program is even more than the above. Guanilib is the anchor of a whole platform technology focused on GC-C receptors. This includes a number of backup and second generation compounds as well as potential applications in other diseases such as ulcerative colitis. We are already designing our line extension and life cycle management strategies for this platform.

Outlook for 2008

Putting this all together, we believe that 2008 will be a transforming year for Callisto and we will continue to communicate our progress throughout the year. We will hold an investor conference call to provide more details about Guanilib on January 14, 2008 at 10:00 AM Eastern

Standard Time. You can access the conference by calling 866-202-3109, or +1-617-213-8844 from outside the US. The participant code is 61516766. To see the presentation slides and hear the teleconference via the web, please go to

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=120912&eventID=1720743.

Note that you will only be able to ask questions after the presentation via telephone. The presentation material and the teleconference will also be recorded and accessible later via the Callisto website at www.callistopharma.com

Through this letter I hope I have been able to convey my sincere excitement about the developments that are taking place at Callisto. Please follow our communications during 2008 and visit our website (www.callistopharma.com) to learn more.

Best wishes to you all,

Gary S. Jacob, Ph.D.

Chief Executive Officer

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K for the year ended December 31, 2006, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.